CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 286071 on
Form F-3 of our report dated March 17, 2026, relating to the financial statements of Valneva SE and the effectiveness of Valneva SE’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Deloitte & Associés
Paris-La-Défense
France
March 17, 2026